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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)1/

                        Molten Metal Technology, Inc.
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                                (Name of Issuer)

                    Common Stock, $.01 par value per share
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                         (Title or Class of Securities)

                                   608712105
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement: / /
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------

        1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.







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CUSIP No. 608712105                  13G                       Page 2 of 5 Pages
          ---------                                                ---  ---

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 [1]   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       William M. Haney, III
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 [2]   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  / /
                                                   (b)  / /
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 [3]   SEC USE ONLY

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 [4]   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
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      NUMBER OF      [5]     SOLE VOTING POWER
       SHARES                                   5,251,283
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       [6]     SHARED VOTING POWER
        EACH                                       69,503
      REPORTING      -----------------------------------------------------------
       PERSON        [7]     SOLE DISPOSITIVE POWER
        WITH                                    5,251,283
                     -----------------------------------------------------------
                     [8]     SHARED DISPOSITIVE POWER
                                                   69,503
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 [9]   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     5,251,283
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[10]   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [X]
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[11]   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                21.63%
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[12]   TYPE OF REPORTING PERSON*
                IN
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CUSIP No. 608712105                  13G                      Page 3 of 5 pages

Item 1(a) Name of Issuer
------------------------

               MOLTEN METAL TECHNOLOGY, INC.

Item 1(b) Address of Issuer's Principal Executive Offices

               400-2 Totten Pond Road
               Waltham, Massachusetts 02154

Item 2(a) Name of Person Filing
-------------------------------

               William M. Haney, III

Item 2(b) Address of Principal Business Office or, if none, Residence
---------------------------------------------------------------------

               Molten Metal Technology, Inc.
               400-2 Totten Pond Road
               Waltham, Massachusetts 02154

Item 2(c) Citizenship
---------------------

               Reporting person is a US Citizen

Item 2(d) Title of Class of Securities
--------------------------------------

               Common Stock

Item 2(e) CUSIP Number
----------------------

               608712105

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the filing person is a:
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      (a) ____  Broker or Dealer registered under [section]15 of the Act
      (b) ____  Bank as defined in [section]3(a)(6) of the Act
      (c) ____  Insurance Company as defined in [section]3(a)(19) of the Act
      (d) ____ Investment Company registered under [section]8 of the Investment Company Act
      (e) ____ Investment Advisor registered under [section]203 of the Investment Advisers Act of 1940
      (f) ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see [section]240.13d-1(b)(1)(ii)(F)
      (g) ____  Parent Holding Company in accordance with [section]240.13d-1
                (b)(ii)(G)(note see item 7)
      (h) ____  Group, in accordance with [section]240.13-31(b)(1)(ii)(H)


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CUSIP No. 608712105                  13G                      Page 4 of 5 pages


Item 4 Ownership (as of December 31, 1996)
------------------------------------------

      (a)    Amount Beneficially Owned -- see item 9 of cover pages

      (b)    Percent of Class -- see item 11 of cover pages

      (c)    Number of shares as to which such person has:
             (i)     sole power to vote or direct the vote
             (ii)    shared power to vote or direct the vote
             (iii)   sole power to dispose or direct the disposition of
             (iv)    shared power to dispose or direct the disposition of

             see items 5-8 of cover pages


Item 5 Ownership of Five Percent or Less of a Class
---------------------------------------------------

      If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6 Ownership of More than Five Percent on Behalf of Another Person
----------------------------------------------------------------------

      n/a

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
-----------------------------------------------------------------------------

      n/a

Item 8 Identification and Classification of Members of the Group
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      n/a

Item 9 Notice of Dissolution of Group
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      n/a



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CUSIP No. 608712105                  13G                      Page 5 of 5 pages

Item 10 Certification
---------------------
      n/a

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Date:          2/10/97
                                                      -------------------------




                                                By: /s/ William M. Haney, III
                                                    ---------------------------
                                                    William M. Haney, III